Exhibit 99.1

Atlantic American Corporation Receives Nasdaq Notice Regarding Delayed Form 10-Q Filing

ATLANTA, Georgia, May 22, 2026 - Atlantic American Corporation (Nasdaq: AAME) announced today that on May 21, 2026, the Company received a notice from The Nasdaq Stock Market LLC stating that because the Company had not yet filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 (the “Form 10-Q”), and because the Company remains delinquent in filing its Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission. The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Global Market. The Company has until June 16, 2026 to submit to Nasdaq a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 calendar days from the Form 10-K’s original due date, or October 12, 2026, to regain compliance. The Company continues to work diligently to file the Form 10-Q and the Form 10-K as promptly as practicable. If the Company is unable to make such filings by June 16, 2026, the Company intends to submit to Nasdaq a plan to regain compliance.

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements, including statements regarding the Company’s expectations as to the timing of the filing of the Form 10-Q and the Form 10-K and the Company’s ability to submit a compliance plan to Nasdaq. These forward-looking statements involve a number of risks and uncertainties and actual results could differ materially from those indicated by such forward-looking statements due to a number of factors, including the results of the Company’s financial reporting procedures and those factors discussed in reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission. In addition, forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505